October 19, 2005                           Mr. Richard G. Spencer
                                           President & Chief Executive Officer
                                           (412) 367-3300
                                           E-mail:  rspencer@fidelitybank-pa.com

For Immediate Release

              FIDELITY BANCORP, INC. ANNOUNCES COMPLETION OF STOCK
                 REPURCHASE AND NEW STOCK REPURCHASE PROGRAM AND
                             FOURTH QUARTER DIVIDEND

STOCK REPURCHASE PROGRAM
------------------------

PITTSBURGH, PA - October 19, 2005 - Fidelity Bancorp, Inc. of Pittsburgh, Pennsylvania (NASDAQ: FSBI), the holding company for Fidelity Bank, today announced that it has completed the stock repurchase program that was announced in October 2003. Under the program, 132,000 shares were repurchased. The repurchased shares will be held as treasury stock and will be available for general corporate purposes.

The Company also announced that the Board of Directors has given discretionary authority to the management of the Company to repurchase up to five percent (5%), or approximately 147,000 shares, of the total outstanding shares of the Common Stock during the next twelve (12) months. Fidelity Bancorp, Inc. has approximately 2,946,000 shares of Common Stock outstanding. Any additional repurchased shares will be held as treasury stock and will be available for general corporate purposes. This is the seventh five-percent (5%) repurchase program initiated by the Company.

Richard G. Spencer, President and Chief Executive Officer of the Company said, "The Board of Directors continues to believe that repurchasing stock at the appropriate time is in the best interest and benefit of our shareholders. Additionally, it provides an excellent opportunity for the Company to show its support for the stock in the marketplace."

COMMON STOCK DIVIDEND
---------------------

PITTSBURGH, PA - October 19, 2005 - The Board of Directors of Fidelity Bancorp, Inc., the holding company for Fidelity Bank, yesterday declared a quarterly cash dividend of $.13 per share on the Company's common stock. The dividend is payable November 30, 2005 to stockholders of record November 15, 2005. This represents the 69th uninterrupted quarterly cash dividend paid to stockholders.

Fidelity Bancorp, Inc. is the holding company of Fidelity Bank, a Pennsylvania chartered, FDIC-insured savings bank conducting business through thirteen (13) offices in Allegheny and Butler counties.